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                                                                   EXHIBIT 99.1

Voice-Tel Press Release
FINAL

FOR IMMEDIATE RELEASE

For More Information Contact:
Premiere Technologies, Inc.                     Dewe Rogerson, Inc.
Patrick G. Jones                                Debra Wasser/Corey Cutler
Senior Vice President                           Vice President
(404) 262-8429                                  (212) 688-6840

Premiere Technologies, Inc.
David Allison
Director, Corporate Communications
(404) 262-8464

                        PREMIERE TECHNOLOGIES TO CLOSE
                      $215 MILLION VOICE-TEL ACQUISITION
                    Size of deal 16% over original estimate

(ATLANTA, JUNE 12, 1997) -- Premiere Technologies (NASDAQ: PTEK;
www.premtek.com) today announced that it will complete this week its acquisition of Voice-Tel Enterprises and 98% of its independently operated franchisees.

The total transaction size will be approximately $215 million, consisting of approximately 7.3 million shares of Premiere common stock, $19 million of cash and $22 million of net assumed debt. This increase over initial estimates is due to an overwhelming 98% participation on the part of Voice-Tel's franchisees, exceeding Premiere's initial expectations. The transactions will be accounted for primarily as a pooling of interests. Related to the acquisition, the Company anticipates it will take a one-time charge in the second quarter of approximately $40 - $45 million for certain restructuring costs and transaction expenses.

Boland T. Jones, Chief Executive Officer, said, "We will have acquired more than 100 entities in less than 75 days. The speed in which we closed this deal is a testament to the eagerness of our new business partners to join the Premiere family, and we are proud of that."

With Voice-Tel, Premiere acquires a private frame relay network with local access connected to it, reaching approximately 90% of the U.S. and 100% of Canada, Australia and New Zealand, and soon the United Kingdom; an instant audience of approximately 600,000 new subscribers; and a sales force of some 300 professionals in four countries.
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Mr. Jones added, "Our focus this quarter has clearly been the completion of this transaction. As we have explained in the past, adding Voice-Tel's capabilities, subscribers, and extensive frame relay network complement our core business. Through this acquisition we will soon be able to offer local, flat-rate access to our platform -- a key competitive advantage in the space we call Personal Communications."

Premiere Technologies, founded in 1991, is a technology company specializing in the integration of information and telecommunications services, commonly referred to as computer telephony. The Company's state-of-the-art network-based platform uses proprietary software to deliver innovative services and customized data for millions of users in over 100 countries. The Company markets its services directly under the names Premiere WorldLink and Orchestrate and through strategic partners. Premiere also licenses its platform and technologies to other telecommunications companies and large corporations. Premiere Technologies is based in Atlanta, Georgia.

Statements made in this press release, other than those concerning historical information,should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Premiere's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in Premiere's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

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